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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
October 13, 2004

Jacksonville, Illinois

Contact:          Richard A. Foss           Diana S. Tone
                  President and CEO         Chief Financial Officer
                  (217) 245-4111            (217) 245-4111

             JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS
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Jacksonville Bancorp, Inc. (NASDAQ Small Cap - JXSB) reported net income for the three months ended September 30, 2004, of $250,000, or $0.13 per share of common stock, basic and diluted, compared to net income of $142,000, or $0.07 per share of common stock, basic, and $0.08, diluted, for the three months ended September 30, 2003. The Company reported net income of $674,000, or $0.35 per share, basic, and $0.34 per share, diluted, for the nine months ended September 30, 2004, compared to net income of $719,000, or $0.37 per share, basic, and $0.36 per share, diluted, for the nine months ended September 30, 2003.

Net income increased $108,000 during the three months ended September 30, 2004 as compared to the same period in 2003. The increase is due to a $294,000 increase in net interest income and a decrease of $150,000 in provision for loan losses, partially offset by a decrease in other income of $171,000 and increases in other expense of $98,000 and income taxes of $67,000. The increase in net interest income is due to an increase of $16,000 in interest income and a decrease of $278,000 in interest expense. Interest income on loans decreased $187,000, due to the $8.3 million decrease in the average balance and a 15 basis point decrease in the average yield of the loan portfolio during the third quarter of 2004 compared to the third quarter of 2003. The decrease in the average balance of loans reflects the Company's decision to sell loans in the secondary market. The decrease in interest on loans was offset by a $208,000 increase in interest on investment and mortgage-backed securities, reflecting an increase of $12.5 million in the average balance of these investments during this same time. The average yield also increased by 32 basis points on investments and 187 basis points on mortgage-backed securities during this same time frame.

The decrease in the provision for loan losses is a result of management's analysis of the adequacy of the allowance for loan losses to absorb inherent losses in the loan portfolio. The adequacy calculation considers numerous factors, including the reduced volume of the loan portfolio and a reduction in nonperforming and classified assets. Other income decreased $171,000 during the third quarter of 2004 mostly due to decreased gains on loan sales of $159,000 and trust income of $83,000, partially offset by increases of $48,000 in service charges on deposits and $48,000 in brokerage commissions. Other expense increased $98,000 primarily due to increases of $130,000 in salaries and benefits and $42,000 in occupancy expense, partially offset by a decrease of $25,000 in other real estate owned expense. Salaries and benefits expense has been impacted by several factors, including a decrease in the deferral of salaries capitalized, the hiring of additional personnel in the lending department during 2003, as disclosed in previous filings, and the resulting effects of increased brokerage commissions.

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Net income decreased $46,000 during the nine months ended September 30, 2004 compared to the same period of 2003, due to a decrease in other income of $1.4 million and an increase in other expense of $503,000, partially offset by an increase of $447,000 in net interest income and decreases of $1.4 million in provision for loan losses and $32,000 in income tax expense. The increase in net interest income during the first nine months of 2004 compared to the same period of 2003, is due to a decline of $951,000 in interest expense, which was only partially offset by a $505,000 decrease in interest income. The decrease in other income is due in part to the $563,000 settlement that the Company received during the first quarter of 2003 from its insurance company related to the loan defalcation discovered during 2001. The remainder of the decrease is primarily due to declines in gains on loan sales of $746,000 and securities sales of $271,000, partially offset by increases in service charges on deposits of $118,000 and brokerage commissions of $191,000. The increase in other expense is mainly comprised of increased salaries and benefits expense of $431,000 and occupancy expense of $160,000.

Total assets at September 30, 2004, decreased to $259.7 million from $261.8 million at December 31, 2003. Total deposits at September 30, 2004 were $226.0 million, compared to $235.2 million at December 31, 2003. The Company's decision to hold deposit rates steady in an effort to better manage interest costs has contributed to the decrease in deposits. Total stockholders' equity at September 30, 2004 and December 31, 2003, was $20.7 million and $20.0 million, respectively. At September 30, 2004, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 6.8%, 12.5%, and 13.8%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company incorporated on May 3, 2002. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company's operations are limited to the sole ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended September 30, 2004, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposits flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.